CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 21 to the Registration Statement on Form N-1A of Fidelity Boston Street Trust: Fidelity Target Timeline Fund 1999, Fidelity Target Timeline 2001, and Fidelity Target Timeline 2003, of our report dated September 11, 1997 on the financial statements and financial highlights included in the July 31, 1997 Annual Report to Shareholders of Fidelity Target Timeline 1999, Fidelity Target Timeline 2001, and Fidelity Target Timeline 2003.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
   /s/ Price Waterhouse LLP
    Price Waterhouse LLP
    Boston, Massachusetts
    September 19, 1997